NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depository Shares (each representing two shares of Common Stock) (the "ADSs") of Mobile TeleSystems Public Joint Stock Company from listing and registration on the Exchange on August 8, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision that the Company's ADSs are no longer suitable for listing pursuant to Listed Company Manual Section 802.01D, in light of the Company's Form 6-K disclosure on June 9, 2022, that it has informed JP Morgan, the depositary under its ADR program, of its intention to terminate the Deposit Agreement effective as of July 13, 2022. On July 12, 2022, the Exchange determined that the ADSs of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the NYSE. The Company was notified via email and letter on July 12, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on July 12, 2022. Trading in the Company's ADSs had been halted since February 28, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the ADSs, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such a request within the specified time period. In addition, on July 14, 2022, the Company announced in a Form 6-K that it did not intend to appeal the delisting determination. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.